Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125828, 333-113415 and 333-118809 on Form S-3; Nos. 333-93355, 333-70891, 333-13229, and 333-75395 on Form S-8; of our reports on the consolidated financial statements dated February 28, 2007 (which reports express an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards in 2006 ), relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 1, 2007